RESTRICTED STOCK AWARD AGREEMENT

Pursuant to the

FINANCIAL INSTITUTIONS, INC.

2009 MANAGEMENT STOCK INCENTIVE PLAN

Name of Employee:
Date of Grant:
Number of Shares:
Value of each Share on Date of Grant:

This RESTRICTED STOCK AGREEMENT (the “Agreement”), dated as of       , is made between Financial Institutions, Inc. (the “Company”) and the above-named individual (the “Participant”) to record the granting of Restricted Stock on        (the “Date of Grant”) to the Participant pursuant to the Financial Institutions, Inc. 2009 Management Stock Incentive Plan (the “Plan”) by the Company’s Compensation Committee (the “Committee”) pursuant to Section 2 of the Plan.

This Agreement is intended to satisfy the requirements for long term restricted stock grants under the Department of Treasury’s interim final regulations governing executive compensation for recipients of financial assistance under the Troubled Asset Relief Program, 31 CFR part 30, and related guidance (the “TARP Rules”), whose requirements are hereby incorporated by reference. This Agreement shall be interpreted and construed in accordance with that intent, and the award under this Agreement is subject to the TARP Rules.

The Committee and the Participant hereby agree as follows:

1. Grant of Shares. The Committee hereby grants to the Participant, as of the Date of Grant, subject to and in accordance with the terms and conditions of the Plan, the TARP Rules and this Agreement, XXXX            shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”). The grant of shares of Common Stock to the Participant, evidenced by this Agreement, is an award of Restricted Stock (as defined in the Plan) and such shares of Restricted Stock are referred to herein as the “Shares.”

2. Vesting of Shares. There are two vesting requirements that must be satisfied before the Participant becomes vested in the Shares: a service requirement and a performance requirement. Both the performance requirement and the service requirement must be satisfied before a Share will vest.

a. Performance Requirement

A “Gateway Goal”, which is Five Star Bank’s Composite “CAMELS” rating in place on December 31, 2010, must be met before the applicable performance measures are considered. The “Gateway Goal” is a composite “CAMELS” rating of x or better. If the Gateway Goal is not satisfied, all Shares issued under this Agreement shall be forfeited.

There are three applicable performance measures for determining whether the performance requirement is satisfied: earnings per share; efficiency ratio; and non-performing asset percentage. For purposes of this Agreement, “earnings per share” shall mean such amount as is reported on the Company’s audited financial statements. “Efficiency ratio” shall mean the ratio of expense to revenue as reported in the Company’s annual report to shareholders on Form 10-K. “Non-performing asset percentage” shall mean ratio of the Company’s non-performing assets to total assets. As specified in the tables set forth below, a threshold, target and maximum performance goal has been established for each performance measure, and weighting has been established for each of the performance measures.

The number of Shares earned under the performance requirement will depend on the Company’s performance in 2010 versus the performance goals and the number of Shares that are subject to each performance measure. The following tables are used for this calculation:

Performance Goals for 2010

				Shares Subject to
Performance Measures	Threshold	Target	Maximum	Performance Measure
Earnings Per Share	$x.xx	$x.xx	$x.xx	60%

Efficiency Ratio	xx.x%	xx.x%	xx.x%	20%

Non-performing Asset Percentage	x.xx%	x.xx%	x.xx%	20%

Percentage of Shares Earned at Threshold, Target and Maximum

Threshold	Target	Maximum
40%	80%	100%

The number of Shares satisfying the performance requirement will be calculated taking into account each performance measure, the percentage of Shares that may be earned under that performance measure and comparing the Company’s performance to the performance goals set forth above. For example, assume a participant is awarded x,xxx shares of restricted stock and the Company’s earnings per share for 2010 is $x.xx. Under those facts, the number of Shares that would be earned under the earnings per share performance measure would be calculated by multiplying the total number of shares by the percentage of shares that are subject to the earnings per share performance measure and by the percentage of shares that are earned for performance at target (x,xxx shares x 60% x 80% = xxx shares). No shares are earned for a performance measure if the Company does not achieve the threshold level of performance, and no additional shares are awarded for performance above the maximum level of performance. All calculations are rounded to the nearest whole number of shares. If the actual performance level falls between designated levels of performance (e.g., between threshold and target or between target and maximum), the percentage used for the calculation will be extrapolated. For example, if the actual performance level falls half way between the threshold and target levels, the percentage used in the calculations would be the halfway point between the percentages for the threshold and target levels (i.e., 60%).

Example: Assume a participant received a restricted stock grant of x,xxx Shares and the Company’s earnings per share, efficiency ratio and non-performing asset percentage for 2010 were $x.xx, xx.x% and x.xx%, respectively. Based on these results, the number of Shares that would be earned under the performance requirement would be calculated, as follows:

Earnings per share: x,xxx Shares x 60% x ((($x.xx-$x.xx)/($x.xx-$x.xx) x (100%-80%)) + 80%) = xxx Shares

Efficiency Ratio: x,xxx Shares x 20% x 80% = xxx Shares

Non-performing asset ratio: x,xxx Shares x 20% x (((x.xx% — x.xx%)/(x.xx%-x.xx%) x (80%-40%)) + 40%) = xxx Shares.

Total Shares = xxx + xxx + xxx = xxx Shares

The determination of the satisfaction of a performance requirement will be made as of the date the Company files its audited financials with the Securities and Exchange Commission for the relevant year; provided, however, that in the event those financials are restated the determination shall be made as of the date the restated financials are filed with the SEC. The Committee will certify, in writing, the Company’s performance under the performance measures and the number of Shares that have been earned based on the performance requirement.

b. Service Requirement

Shares earned based on the performance requirement must also satisfy the service requirement as follows:

(i) if the Participant provides substantial services and remains in continuous employment with the Company (or an affiliated entity that is treated along with the Company as a TARP Recipient (within the meaning of the TARP Rules)) until the second anniversary of the Date of Grant, 50% of the Shares that satisfy the performance requirement will vest; and

(i) if the Participant provides substantial services and remains in continuous employment with the Company(or an affiliated entity that is treated along with the Company as a TARP Recipient (within the meaning of the TARP Rules)) until the third anniversary of the Date of Grant, the remaining 50% of the Shares that satisfy the performance requirement will vest.

Except as provided below, if the Participant ceases to be employed by the Company before the Shares vest under the service vesting schedule, the Shares shall be immediately forfeited. There shall be no accelerated vesting due to a Change in Control.

Notwithstanding the foregoing, if prior to the date the Shares vest under the service vesting requirement the Participant’s employment with the Company terminates by reason of the Participant’s death, or disability, all Shares that have vested under the performance requirement but have not yet vested under the service requirement shall immediately vest. All Shares that are subject to a performance requirement that is not satisfied shall be forfeited.

3. Forfeiture. Shares that do not become vested in accordance with the vesting criteria set forth in Section 2 shall be forfeited to the Company.

4. TARP Transferability Restrictions. Vested Shares awarded under this Agreement shall not become transferable (as defined in 26 CFR 1.83–3(d)), at any time earlier than permitted under the following schedule (except as necessary to reflect a merger or acquisition of the TARP Recipient (within the meaning of the TARP Rules)):

(a)	25% of the Shares granted at the time of repayment of 25% of the aggregate financial assistance received.

(b)	An additional 25% of the Shares granted (for an aggregate total of 50% of the Shares) at the time of repayment of 50% of the aggregate financial assistance received.

(c)	An additional 25% of the Shares granted (for an aggregate total of 75% of the Shares granted) at the time of repayment of 75% of the aggregate financial assistance received.

(d)	The remainder of the Shares granted at the time of repayment of 100% of the aggregate financial assistance received.

Notwithstanding the foregoing, in the case of Restricted Stock for which the Participant does not make an election under section 83(b) of the Internal Revenue Code (26 U.S.C. 83(b)), at any time beginning with the date upon which the Restricted Stock becomes substantially vested (as defined in 26 CFR 1.83–3(b)) and ending on December 31 of the calendar year including that date, a portion of the Restricted Stock may be made transferable as may reasonably be required to pay the Federal, State, local, or foreign taxes that are anticipated to apply to the income recognized due to this vesting, and the amounts made transferable for this purpose shall not count toward the percentages in the schedule above.

5. Legend. Each share certificate representing the Shares shall bear a legend indicating that such Shares are “Restricted Stock” and are subject to the provisions of this Agreement and the Plan.

6. Withholding Taxes. If the Participant is an employee of the Company or any of its Subsidiaries, the Participant shall remit to the Company in cash the amount needed to satisfy any federal, state or local withholding taxes that may arise or be applicable as the result of the award or vesting of the Shares. The Participant may, with the Committee’s consent, elect to satisfy, totally or in part, such Participant’s obligations pursuant to this section by electing to have Shares withheld, or to deliver previously owned Shares that have been held for at least six (6) months, provided that the election is made in writing on or prior to the vesting of shares pursuant to Section 2 hereof.

7. General Restrictions on Issuance of Stock Certificates. The Company shall not be required to deliver any certificate representing the Shares until it has been furnished with such opinions, representations or other documents as it may deem necessary or desirable, in its discretion, to ensure compliance with any law or rules of the Securities and Exchange Commission or any other governmental authority having jurisdiction under the Plan or over the Company, the Participant, or the Shares or any interests granted thereunder.

8. Rights as Shareholder. Except for the transfer and other restrictions set forth elsewhere in this Agreement and in the Plan, the Participant, as record holder of the Shares, shall possess all the rights of a holder of the Company’s Common Stock (including voting); provided, however, that the Participant shall not have the right to receive any dividends on unvested Shares; and provided further, however, that prior to becoming vested and transferable the certificates representing such Shares shall be held by the Company for the benefit of the Participant. As the Shares become vested and transferable, certificates representing such Shares shall be released to the Participant. As noted above, the Participant shall not receive any dividends on unvested Shares, and such dividends shall be permanently forfeited.

9. Transferability — Restricted Share Certificates. The Shares may not be sold, transferred, pledged, assigned, encumbered, or otherwise alienated or hypothecated until they become fully vested and transferable in accordance with Sections 2 and 4 of this Agreement and then only to the extent permitted under this Agreement and the Plan and by applicable securities laws. Prior to full vesting and transferability, all rights with respect to the Shares granted to a Participant under the Plan shall be available, during such Participant’s lifetime, only to such Participant.

10. Stock Power. Concurrently with the execution of this Agreement, the Participant shall deliver to the Company a stock power, endorsed in blank, relating to the Shares. Such stock power shall be in the form attached hereto as Exhibit A. The stock power with respect to any certificate representing Shares that do not vest shall be completed in the name of the Company by an officer of the Company, and the Shares shall be returned to either authorized but unissued shares or treasury shares, depending on their original source.

11. Section 83(b) Election. The Participant may elect, within 30 days of the Date of Grant pursuant to Section 83(b) of the Internal Revenue Code, to include in his or her gross income the fair market value of the Shares covered by this Agreement in the taxable year of grant. The election must be made by filing the appropriate notice with the Internal Revenue Service within 30 days of the Date of Grant. If the Participant makes this election, the Participant shall promptly notify the Company by submitting to the Committee a copy of the election notice filed with the Internal Revenue Service.

12. Adjustment of Shares. As provided by the Plan, in the event of any change in the Common Stock of the Company by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, split-up, combination, or exchange of Shares, or of any similar change affecting the Common Stock, the Shares shall be adjusted automatically consistent with such change to prevent substantial dilution or enlargement of the rights granted to, or available for, the Participant hereunder.

13. No Employment Rights. Neither the Plan nor this award shall confer upon the Participant any right with respect to continuance of employment by the Company or any affiliate nor shall they interfere in any way with the right of the Company or any affiliate to terminate the Participant’s employment at any time, with or without cause.

14. Coordination with Plan. The Employee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and provisions thereof including any that may conflict with those contained in this Agreement. Capitalized terms used in this Agreement shall have the meaning given to such terms under the Plan.

15. Notices. All notices to the Company shall be in writing and sent to the Company’s Corporate Secretary at the Company’s offices. Notices to the Employee shall be addressed to the Employee at the Employee’s address as it appears on the Company’s records.

IN WITNESS WHEREOF, the Committee and the Participant have caused this Restricted Stock Agreement to be executed on the date set forth opposite their respective signatures, it being further understood that the Date of Grant may differ from the date of signature.

Dated:	FOR THE COMMITTEE:
By:
Name:
Title:
Dated:	PARTICIPANT:
By:
Name:

EXHIBIT A

STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer to Financial Institutions, Inc. (the “Company”), shares of the Company’s common stock represented by Certificate No.   . The undersigned authorizes the Secretary of the Company to transfer the stock on the books of the Company in the event of the forfeiture of any shares issued under the Restricted Stock Agreement dated as of between the Company and the undersigned.

Dated: